UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 29, 2007

DOMINION RESOURCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 TREDEGAR STREET RICHMOND, VIRGINIA	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On June 29, 2007, Dominion Resources, Inc. (“Dominion”) through certain of our wholly-owned subsidiaries, Dominion Exploration & Production, Inc. (“DEPI”), Dominion Oklahoma Texas Exploration & Production, Inc. (“DOTEPI”), LDNG Texas Holdings, LLC (“LDNG”) and DEPI Texas Holdings, LLC (“DEPILLC”), entered into an agreement with Linn Energy, LLC to sell our exploration and production (E&P) operations in the Mid-Continent region for an aggregate purchase price of approximately $2.05 billion, subject to adjustments for changes in net working capital, interest and other adjustments. The transaction is expected to close in the third quarter of 2007, subject to customary closing conditions. These operations include approximately 780 billion cubic feet equivalent (Bcfe) of proved natural gas and oil reserves at December 31, 2006. The effective date for the sale is June 30, 2007. A copy of the Agreement is filed herewith as Exhibit 10.

We have recently completed transactions to sell substantially all of our offshore E&P operations to Eni Petroleum Co. Inc. for approximately $4.73 billion and our Canadian E&P operations to Paramount Energy Trust and Baytex Energy Trust for approximately $624 million. We have also previously announced transactions to sell our E&P operations in the Alabama, Michigan and Permian basins to a newly formed subsidiary of Loews Corporation for approximately $4.025 billion and to sell our E&P operations in the Gulf Coast, Rockies, South Louisiana and San Juan basin of New Mexico to XTO Energy Inc. for approximately $2.5 billion. With the announcement of the Mid-Continent sale, we have now sold or agreed to sell all of the E&P operations we plan to divest. We have previously announced our intention to use the after-tax proceeds from these dispositions to reduce our outstanding debt by between $3.2 to $3.5 billion and to use the remaining net proceeds for repurchasing shares of our common stock.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10 Mid-Continent Onshore Package Purchase Agreement dated as of June 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ James L. Sanderlin
James L. Sanderlin
Senior-Vice-President-Law

Date: July 5, 2007